Exhibit 99.1

PFSweb Appoints Mercedes De Luca to Board of Directors

ALLEN, Texas - May 9, 2019 - PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, has appointed Mercedes De Luca to its board of directors, effective May 13, 2019. Her appointment expands the board to nine members.

Ms. De Luca is a proven technology veteran with more than 20 years of leadership experience in the eCommerce, consumer Internet and software industries. Currently, she serves as CIO for Pebble Beach Company, which owns and operates world-renowned resorts and golf courses. Prior to Pebble Beach, Ms. De Luca held several executive and senior level positions at notable companies, including Basecamp, Sears Holdings, MyShape, Yahoo! and Interwoven. In these various roles, she led multiple digital transformation efforts that introduced innovative technology solutions to meet strategic goals and drive profitable growth.

Ms. De Luca holds a Master of Business Administration from Santa Clara University and a Bachelor of Science in Electrical Engineering from Columbia University. She currently serves on the board of directors for INETCO, a retail banking and payment processing software solutions provider.

About PFSweb, Inc.
PFSweb (NASDAQ:PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units - LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services - they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Ralph Lauren, PANDORA, ASICS, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

Investor Relations:
Sean Mansouri, CFA or Scott Liolios
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com